Exhibit 15.5

ELECTRA BATTERY MATERIALS CORPORATION

OPERATIONS COMMITTEE CHARTER

Adopted March 26, 2024

(Revised: October 15, 2025/Last Reviewed: January 28, 2026)

This Operations Committee Charter (this “Charter”) has been adopted by the Board of Directors (the “Board”) of Electra Battery Materials Corporation (the “Company”) and sets forth the purpose, composition, authority and responsibility of the Operations Committee (the “Committee”) of the Board.

I.	PURPOSE AND AUTHORITY

The purpose of the Committee is to assist the Board with its obligations relating to technical, health and safety and environmental, social and governance (“ESG”) matters.

II.	ACCESS TO INFORMATION AND AUTHORITY

In performing its duties and responsibilities, the Committee shall have the authority to:

●	meet with and seek any information it requires from employees, officers, directors, advisors to the Company or external parties;

●	investigate any matter relating to the Company’s technical, health and safety or ESG practices, or anything else within its scope of responsibility;

●	obtain full access to all Company books, records, facilities and personnel; and

●	at its sole discretion and at the Company’s expense, retain and set the compensation for outside legal or other advisors, as necessary to assist in the performance of its duties and responsibilities.

The Company will provide appropriate resources, as determined by the Committee, for compensation to any advisors that the Committee chooses to engage and for payment of ordinary administrative expenses of the Committee that are necessary or appropriate in performing its duties.

III.	COMPOSITION AND MEETINGS

The Board shall elect annually, from among its members, the Committee, which shall be composed of two or more directors as determined by the Board.

The Committee members shall have adequate and sufficient experience with technical operations, health, safety, and ESG practices and applicable legislation. At least one member of the Committee shall be independent within the meaning of National Instrument 52-110 – Audit Committees.

Electra Battery Materials Corporation	Operations Committee Charter

The Board may remove members of the Committee at any time, with or without cause. The Chair of the Committee (the “Chair”) shall be designated by the Board; provided that if the Board does not so designate a Chair, the Committee shall choose one of its members to be its Chair by majority vote. The Chair shall have the duties and responsibilities set out in Section VII.

The Committee will meet at such frequency throughout the year as is required to carry out its duties and responsibilities. The Committee and the Chair may invite any director, executive, employee or such other person or external advisor as it deems appropriate to attend and participate in any portion of any Committee meeting and may exclude from all or any portion of its meetings any person it deems appropriate in order to perform its responsibilities.

Unless otherwise determined from time to time by resolution of the Board, a majority of members of the Committee shall constitute a quorum for the transaction of business at a meeting. For any meeting at which the Chair is absent, the chair of the meeting shall be decided upon by all members present. At a meeting, any question shall be decided by a majority of the votes cast by members of the Committee, except where only two members are present, in which case any question shall be decided unanimously. Unless otherwise determined by resolution of the Board, the Corporate Secretary of the Company, or such other delegate as the Chair may appoint, shall be the secretary of the Committee. The Committee will maintain written minutes of its meetings and copies of written consents. The Committee shall report regularly to the Board.

IV.	RESPONSIBILITIES AND DUTIES OF THE COMMITTEE

In addition to such other duties as may from time to time be expressly assigned to the Committee by the Board, the Committee shall have the following responsibilities and duties:

Technical

●	Reviewing and approving the Company’s mandates and policies relating to all technical matters;

●	Providing technical oversight in connection with the Company’s exploration, development and operational activities;

●	Reviewing with management the mid to long-term technical risks and opportunities associated with its business and ensuring that the Board is made aware of these risks and/or opportunities;

●

Discussing with management, and reporting to the Board as appropriate, any exploration, geological, mining, metallurgical and other technical issues of significance that may require the attention of the Board;

●

In cooperation with management, assessing the availability of the technical skills within the Company, or available to the Company, and advising the Board on whether training or other means are necessary or desirable to supplement the skill base of the Company;

Last Reviewed: January 28, 2026

Electra Battery Materials Corporation	Operations Committee Charter

●	Reviewing the technical and budget issues associated with projects, acquisitions and/or dispositions with respect to their potential impacts on the Company, and reporting such to the Board;

●	Reviewing the annual operating report of management and the Company’s performance;

●	Reviewing technical reports prepared for the Company under National Instrument 43- 101 – Standards of Disclosure for Mineral Projects on properties material to the Company;

●	Reviewing plans for the construction of new operations or material expansions of existing operations, and reporting to the Board;

●	Reviewing commercial arrangements for engineering, procurement and construction management activities planned for the development of material projects, and reporting to the Board;

●	Reviewing with management the technical development and review of major active projects of the Company; and

●	Consulting with management, as requested from time to time, on corporate development initiatives.

Health and Safety

●	Overseeing the Company’s mandates and policies relating to all health and safety matters;

●

Ensuring that the Company provides adequate training opportunities, instruction and equipment to its employees and promotes regulatory awareness to enable work in a manner that is safe for the workers and their colleagues;

●	Reviewing, monitoring and reporting to the Board on the results of any material safety, health, environment or sustainability incident at any of the Company’s operations;

●

Periodically reviewing and reporting to the Board on the safety, health, environment and sustainability risks associated with the Company’s operations, and the procedures and plans designed to manage and mitigate those risks;

●

Reviewing reports on the nature and extent of the compliance or any non-compliance of the Company with the occupational health and safety policies, standards, accountabilities and programs of the Company and occupational health and safety legislation applicable to the Company, monitoring the correction of any deficiencies and reporting to the Board on the status of such matters; and

●	Reviewing such other occupational health and safety matters as the Committee considers advisable or the Board may specifically direct the Committee to review or consider.

Last Reviewed: January 28, 2026

Electra Battery Materials Corporation	Operations Committee Charter

ESG – Operational and Project-Related Matters

●

Reviewing management reports on operational and project-related aspects of all sustainability, environmental and social matters, including project timelines, budgets, current project status, and all other related operational matters;

●	Reviewing with management the Company’s operations and project-related matters relative to sustainability issues, and make recommendations to the Board as the Committee determines appropriate;

●	Reviewing the results of any sustainability and environmental audits and report on same to the Board;

●	Ensuring that management has in place appropriate operational procedures that would minimize adverse effects on operations should social and environmental violations or incidents occur;

●	Assisting management with respect to the Company’s interactions with local communities;

●	Ensuring that local communities are engaged and informed from the earliest timeframe possible regarding the activities of the Company that could potentially impact such communities;

●	Reviewing with management the following items as they relate to the operational and project-related aspects of social, sustainability and environmental matters:

(a)	the Company’s policies with respect to operational risk assessment and risk management;

(b)	the steps management has taken to monitor and control environmental risk exposures; and

(c)	the effect of relevant regulatory initiatives and trends; and

●	Advising the Board regularly of significant developments in the course of performing the above duties.

Other Responsibilities

●

The members of the Committee should make periodic site visits, as considered appropriate, in order to become familiar with the nature of the operations of the Company, and to review relevant objectives, procedures and performance with respect to technical, health, safety, and ESG matters. Absent extraordinary circumstances, a minimum of one annual meeting of the Committee shall be held at one (or more) of the Company’s property assets.

Last Reviewed: January 28, 2026

Electra Battery Materials Corporation	Operations Committee Charter

Individual members of the Committee or any members of the Board who visit the Company sites may conduct ad hoc inspections and provide reports to the Committee for consideration;

●	The Committee should review and assess the adequacy of this mandate from time to time, at least once annually, and submit any proposed amendments to the Board for consideration;

●	The Committee should perform any other activities consistent with this mandate and applicable laws as the Committee or the Board considers advisable.

V.	INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

The Committee may conduct or authorize investigations into or studies of matters within the Committee’s scope of responsibilities, and may, in its sole discretion, retain or obtain the advice of a consultant, legal counsel or other adviser. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any consultant, legal counsel or other adviser retained by the Committee, the expense of which shall be borne by the Company. The Committee may select a consultant, legal counsel or other adviser to the Committee only after taking into consideration all factors relevant to that person’s independence from management, including the following:

●	the provision of other services to the Company by the person that employs the consultant, legal counsel or other adviser;

●

the amount of fees received from the Company by the person that employs the consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the consultant, legal counsel or other adviser;

●	the policies and procedures of the person that employs the consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

●	any business or personal relationship of the consultant, legal counsel or other adviser with a member of the Committee;

●	any shares of the Company owned by the consultant, legal counsel or other adviser; and

●	any business or personal relationship of the consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

Last Reviewed: January 28, 2026

Electra Battery Materials Corporation	Operations Committee Charter

The Committee shall conduct the independence assessment with respect to any consultant, legal counsel or other adviser that provides advice to the Committee, other than: (i) in-house legal counsel; and (ii) any consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under Item 407(e)(3)(iii) of Regulation S-K: consulting on any broad-based plan that does not discriminate in scope, terms or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees; or providing information that either is not customized for the Company or that is customized based on parameters that are not developed by the consultant, and about which the consultant does not provide advice.

Nothing herein requires a consultant, legal counsel or other advisor to be independent, only that the Committee consider the enumerated independence factors before selecting or receiving advice from a consultant, legal counsel or other advisor. The Committee may select or receive advice from any consultant, legal counsel or other advisor it prefers, including ones that are not independent, after considering the six independence factors outlined above.

Nothing herein shall be construed: (i) to require the Committee to implement or act consistently with the advice or recommendations of the consultant, legal counsel or other adviser to the Committee; or (ii) to affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

VI.	DELEGATION OF AUTHORITY

The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, (i) except as set forth in clause (ii), that no subcommittee shall consist of fewer than two members; and (ii) that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

VII.	RESPONSIBILITIES AND DUTIES OF THE CHAIR

The Chair shall have the responsibilities and duties set out in the Position Description for the Chair of the Technical & Sustainability Committee attached as Appendix “A” hereto.

VIII.	LIMITATION ON COMMITTEE’S DUTIES

The Committee shall discharge its responsibilities and shall assess the information provided by the Company’s management and the external advisors, in accordance with its business judgment. Members of the Committee are entitled to rely, absent knowledge to the contrary, on the integrity of the persons and organizations from whom they receive information and, on the accuracy, and completeness of the information provided.

Nothing in this Charter is intended or may be construed as imposing on any member of the Committee or the Board a standard of care or diligence that is in any way more onerous or extensive than the standard to which the directors are subject under applicable law. This Charter

Last Reviewed: January 28, 2026

Electra Battery Materials Corporation	Operations Committee Charter

is not intended to change or interpret the constating documents of the Company or any federal, provincial, state or exchange law, regulation or rule to which the Company is subject, and this Charter should be interpreted in a manner consistent with all such applicable laws, regulations and rules. The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to shareholders, competitors, employees or other persons, or to any other liability whatsoever.

Any action that may or is to be taken by the Committee may, to the extent permitted by law or regulation, be taken directly by the Board.

IX.	EVALUATION OF COMMITTEE

The Committee shall, on an annual basis, review and evaluate its performance. In conducting this review, the Committee shall address such matters that the Committee considers relevant to its performance and evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The review and evaluation shall be conducted in such a manner as the Committee deems appropriate.

The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its review and evaluation, including any recommended changes to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures, as it deems necessary or appropriate.

Last Reviewed: January 28, 2026

Electra Battery Materials Corporation	Operations Committee Charter

APPENDIX A

POSITION DESCRIPTION FOR THE CHAIR OF THE OPERATIONS COMMITTEE

Adopted March 26, 2024 / Last Reviewed: January 28, 2026

The board of directors (the “Board”) of Electra Battery Materials Corporation (the “Company”) shall select one of the members of the Board to be appointed as Chair (the “Chair”) of the Operations Committee (the “Committee”). In the discretion of the Board, the Chair shall be a member of the Board who meets the criteria for independence established by National Instrument 52-110 – Audit Committees adopted by the Canadian securities administrators and by applicable United States securities laws and exchange requirements.

I.	DUTIES AND RESPONSIBILITIES OF THE CHAIR

(a)	Providing leadership to enable the Committee to effectively perform its duties and responsibilities as described in the charter of the Committee, and as may otherwise be appropriate.

(b)	Chairing meetings of the Committee and encouraging a free and open discussion.

(c)	Assisting the Committee and the individual members of the Committee in understanding and discharging their respective duties and responsibilities.

(d)	Ensuring the Committee meets as necessary or appropriate to fulfill its mandate.

(e)

Establishing the agendas for meetings of the Committee and overseeing the preparation of briefing materials for meetings in consultation with the other members of the Committee and the Chair of the Board, as appropriate.

(f)

Facilitating open communication with the senior executives of the Company to ensure that the Committee receives appropriate and timely information, materials and reports from senior executives and its advisors, if any, to permit the Committee to effectively discharge its duties and responsibilities.

(g)	Retaining, in consultation with the chair of the Board and as appropriate, expert consultants on behalf of the Committee.

(h)	Overseeing the assessment of the performance of the Committee.

(i)	Reporting to the Board, where appropriate, on matters reviewed and, on any decisions or recommendations made by the Committee.

(j)	Performing such other duties as may be requested by the Board from time to time.

Last Reviewed: January 28, 2026